Exhibit 6.7

SETTLEMENT AGREEMENT AND STIPULATION

THIS SETTLEMENT AGREEMENT and STIPULATION (the “Agreement”) dated as of March 11th 2021, by and between ECGI Holdings, Inc. (“ECG!” or the “Company”), a corporation formed under the laws of the State of Nevada, and EROP Enterprises, LLC (“EROP”), a Florida limited liability corporation.

BACKGROUND:

WHEREAS, there are bona fide outstanding liabilities of the Company, owed to EROP, in the principal amount of at least $3,869,000.00 (U.S.}, also referred to herein as the Claims; and

WHEREAS, the above referenced Claims are past due; and

WHEREAS, EROP acquired such Claims on the terms and conditions set forth in the annexed claim purchase agreement(s); and

WHEREAS, EROP and ECG! desire to resolve, settle, and compromise among other things the Claims as more particularly set forth on Schedule A annexed hereto.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AGREEMENT” shall have the meaning set forth above.

“CLAIMS” shall have the meaning set forth above.

“COMMON STOCK” shall mean the Company’s common stock, $.001 par value per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation o-f the Company).

“COURT’ shall mean Circuit Court: within the state of Florida.

“DTC” shall have the meaning specified in Section 3b.

“DWAC” shall have the meaning specified in Section 3b.

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“FAST” shall have the meaning specified in Section 3b.

“PRINCIPAL MARKET” shall mean the Nasdaq National Market, the Nasdaq Small Cap Market, the Over the Counter Bulletin Board, Pink marketplace, QB marketplace, the American Stock Exchange, New York Stock Exchange, or any other principal trading exchange or market for the Common Stock at any given time.

“SELLER” shall mean any individual or entity listed on Schedule A, who originally owned the Claims.

“TRADING DAY” shall mean any day during which the Principal Market shall be open for business.

“TRANSFER AGENT” shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the Company’s appointment of any such substitute or replacement transfer agent).

2. Fairness Hearing. Upon the execution hereof, Company and EROP agree, pursuant to Section 3(a)(I0) of the Securities Act of 1933 (the “Act”), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form annexed hereto as Exhibit A (the “Order”).

3. Settlement Shares. Following entry of an Order by the Court in accordance with Paragraph 2 herein and the delivery by EROP and Company of the Stipulation of Dismissal (as defined below), Company shall issue and deliver to EROP shares of its Common Stock (the “Settlement Shares”} as follows:

a.	In full settlement of the Claims, the Company shall issue and deliver to EROP, in one or more tranches as necessary subject to beneficial ownership limitations as set forth below and paragraph 3(c) herein, shares of freely trading Common Stock pursuant to Section 3(a)(10} of the Securities Act, until EROP’s total gross sales of such Common Stock equal $6,448,333.00 (the “Settlement Shares”).

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b.	No later than the first business day following the date that the Court enters the Order, time being of the essence, Company shall: (i) cause legal counsel of EROP’s choosing to issue an opinion to Company’s transfer agent, in form and substance reasonably acceptable to EROP and such transfer agent, that the Si:!ttlement Shares and Fee Shares to be issued, are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by EROP without restriction; (ii) transmit via email, facsimile and overnight delivery an irrevocable and unconditional instruction to Company’s stock transfer agent; and (iii) issue the Settlement Shares and Fee Shares in tranches as further described above, as Direct Registration Systems (DRS) shares to EROP’s account with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer. In the event that the Company fails to issue any portion of the Settlement Shares and/or Fee Shares to EROP pursuant to the terms and conditions of this Section 3, within three (3) business days of a request by EROP for the issuance of such portion of the Settlement Shares and/or Fee Shares pursuant to this Agreement and the Court Order Granting Approval of this Agreement, then upon demand of EROP, Company shall be responsible for payment of a penalty of $1,000.00 per day, payable to EROP, until the Company issues and delivers such applicable portion of the Settlement Shares and/or Fee Shares.

c.	Notwithstanding anything to the contrary contained herein, in no event shall EROP be entitled to receive, at any given time, any excess portion of the Settlement Shares and/or Fee Shares if such excess portion shall cause the number of shares of Common Stock beneficially owned by EROP and its affiliates to exceed 9.99% of the total outstanding shares of Common Stock at that time. Beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder. In compliance therewith, the Company agrees to deliver the Settlement Shares and Fee Shares in one or more tranches, as necessary.

4. Necessary Action. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

5. Releases. Upon receipt of all of the Settlement Shares and Fee Shares for and in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect EROP’s right and title to any securities heretofore issued to it by Company or any subsidiary of Company.

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6. Representations. Company hereby represents, warrants and covenants to EROP as follows:

a.	There are three hundred million (300,000,000) shares of Common Stock of the Company authorized, of which approximately twelve million five hundred twelve thousand one hundred eighty one (12,512,181) Shares of Common Stock are issued and outstanding; and approximately two hundred eighty seven million four hundred eighty seven thousand eight hundred nineteen (287,487,819} Shares of Common Stock are available for issuance pursuant hereto;

b.	The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

c.	The Settlement Shares and Fee Shares will be exempt from registration under the Securities Act and issuable without any restrictive Legend;

d.	The Company has reserved from its duly authorized capital stock a number of shares of Common Stock a minimum of 10,000,000 shares of Common Stock to ensure that it can properly carry out the terms of this agreement, which may only be released to the Company once all of the Settlement Shares and Fee Shares have been issued and delivered pursuant to this Agreement and the Company’s obligations are otherwise fully satisfied or there has otherwise been a default pursuant to the terms of this Agreement;

e.	If at any time it appears reasonably likely that there may be insufficient reserved and/or authorized shares of Common Stock for the Company to fully comply with the Order, then the Company shall promptly increase such reserved and/or authorized shares of Common Stock to ensure its ability to timelv comply with the Order;

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f.	The execution of this Agreement and performance of the Order by Company and EROP will not (1) conflict with, violate or cause a breach or default under any agreements between Company and any creditor (or any affiliate thereof) related to the liabilities comprising the Claims, or (2) require any waiver, consent, or other action of the Company or any creditor, or their respective affiliates, that has not already been obtained;

g.	Without limitation, the Company hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

h.	The Company has all necessary power and authority to execute, deliver and perform all of its oblig.:itions under this Agreement;

i.	The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite action on the part of Company and its Board of Directors (including a majority of its independent directors), and this Agreement has been duly executed and delivered by Company;

j.	Company did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Company’s common stock or other securities;

k.	There has been no modification, compromise, forbearance, or waiver entered into or given with respect to the Claims. There is no action based on the Claims that is currently pending in any court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

I.	There are no taxes due, payable or withholdable as an incident of Seller’s provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;

m.	Seller is not as of the date of this Agreement, and has not been for the immediately preceding one hundred and twenty (120) days, an officer, director, direct or indirect beneficial owner of more than 9.9% of any class of equity security of the Company, or otherwise in a controlling position with, or an affiliate of, the Company as that term is defined in paragraph (a) of Rule 144 and Rule 405 promulgated under the Securities Act;

n.	To the best of the Company’s knowledge, Seller is not, directly or indirectly, utilizing any of the proceeds received from the sale of the Claims to EROP, to provide any consideration to or invest in any manner in the Company or any affiliate of the Company;

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o.	Company has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation or suspension of trading in the Common Stock;

p.	Seller will not, directly or indirectly, receive any consideration from or be compensated in any manner by, the Company, or any affiliate of the Company, in exchange for or in consideration of selling the Claims;

q.	Company represents that none of the Claims arise out of prepaid promoter or prepaid investor relations service.

r.	Company represents that the Claims purchased by EROP are bona-fide claims against the Company and that the invoices or written contract(s)/promissory notes underlying the Claims are accurate representations of the nature of the debt and the amounts owed by the Company to Seller;

s.	Company acknowledges that EROP and/or its affiliates may from time to time hold outstanding secu1-ities of the Company which may be convertible in shares of the Company’s common stock at a floating conversion rate tied to the current market price for the stock. The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in certain circumstances, including, but not necessarily limited to the circumstance wherein the trading price of the Common Stock declines. The Company’s executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The Board of Directors of the Company has concluded in its good faith business judgment that such transaction is in the best interests of the Company. The Company specifically acknowledges that its obligations to issue the Settlement Shares and Fee Shares are b[nding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company. The Board of Directors of the Company has further given its consent for each tranche of Common Stock to be issued pursuant to this Agreement, and agrees and consents that same may occur below the par value of the Common Stock.

t.	None of the transactions agreements or proceedings described above is part of a plan or scheme to evade the registration requirements of the Securities Act, and ECGI and EROP are acting and have acted in an arm’s length capacity.

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7. Continuing Jurisdiction. Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute a stipulation of dismissal substantially in the form annexed hereto as Exhibit B (the “Stipulation of Dismissal”). In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement, and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

8. Conditions Precedent.

a.	The Order shall be entered by the Court on or before ninety (90) days after execution of this Agreement.

b.	The Company shall comply with the covenants set forth in this Agreement, includlng but not limited to Section 14.

9. Events of Default.

a.	The Company fails to promptly deliver the Settlement Shares and Fee Shares to EROP in the form and mode of delivery as required by this Agreement, and as requested by EROP, or otherwise fail in any way to fully comply with the provisions thereof;

b.	The Company fails to comply with the covenants set forth in this Agreement, including but not limited to Section 14.

c.	If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors or other legal proceedings for any reason shall be instituted by or against the Company; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or, minimum prices shall been established for securities traded on the Principal Market or eligible for delivery via OTC or DWAC; or the Common Stock is not eligible or unable to be deposited for trade on the Principal Market; or the Common Stock is no longer eligible for book transfer delivery via DWAC; or the Company is delinquent or has not made its required Securities and Exchange Commission filings; or there shall have been any material adverse change (i) in the Company’s finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of the EROP, makes it impracticable or inadvisable to trade the Settlement Shares and/or Fee Shares; and such suspension, limitation or other action is not cured within ten (10) trading days; then the Company shall be deemed in default of the Agreement and Order and this Agreement shall be voidable in the sole discretion of EROP;

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d.	In the event the Company fails to fully comply with the conditions precedent as specified in this Agreement, then the Company shall be deemed in default of the agreement and EROP, at its option and in its sole discretion, may declare Company to be in default of the Agreement and Order, and this Agreement shall be voidable in the sole discretion of EROP. In said event, EROP shall have no further obligation to comply with the terms of this Agreement, and EROP and the Seller may independently agree for EROP to sell back the remaining portion of the Claims to the Seller as further described in the claim purchase agreement{s).

10. Information. Company and EROP each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

11. Ownership and Authority. Company and EROP represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

12. No Admission. This Agreement is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hen to except to enforce its terms.

13. Binding Nature. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

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14. Authority to Bind. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

15. Covenants. For so long as EROP or any of its affiliates hold any shares of Common Stock, neither the Company nor any of its affiliates shall vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Company’s Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Company; in favor of (1) an extraordinary corporate transaction, such as a reorganization or liquidation, involving Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Company or any of its subsidiaries. (3) any material change in the present capitalization or dividend policy of Company, (4) any other material change in Company’s business or corporate structure, (5) a change in Company’s charter, bylaws or instruments corresponding thereto (6) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (7) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4} of the Securities Exchange Act of 1934, as amended, (8) terminating its Transfer Agent, (9) taking any action which would impede the purposes and objects of this Settlement Agreement, or (10) taking any action, intention, plan or arrangement similar to any of those enumerated above. Nothing in this section shall be deemed to exclude strategic decisions by Company made in an effort to expand the Company except as expressly stated herein. The provisions of this paragraph may not be modified or waived without further order of the Court.

16. Indemnification. Company shall indemnify, defend and hold EROP and its affiliates harmless with respect to all obligations of Company arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or by the Seller or shareholders of Company.

17. Legal Effect. The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Agreement after have been so advised.

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18. Waiver of Defense. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Company further waives any defense based on the rule against splitting causes of action. The prevailing party i n any motion to enforce the Order shall be awarded its reasonably attorney fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorneys’ fees, expenses and costs.

19. Signatures. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile and electronically scanned signatures shall be deemed valid and binding for all purposes. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

20. Choice of I aw, Etc. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in State Court sitting in the State of Florida.

21. Exclusivity. For a period beginning on the date of the execution of this Agreement, and ending on the later of (i) one hundred eighty (180) days from the date of the execution of this Agreement or (ii) upon EROP’s final sale of all of the Settlement Shares and Fee Shares issued pursuant hereto; (a) Company and its representatives shall not enter into any exchange transaction under Section 3(a)(I0) of the Securities Act nor directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any of the Claims, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) EROP shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

22. Inconsistency. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

23. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

a.	the date delivered, if delivered by personal delivery as against written receipt therefore or by confirmed facsimile transmission,

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b.	the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

c.	the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

Company

ECGI Holdings, Inc.

William Scott Chung

1976 S La Cienega Blvd. Suite 235 Los Angeles, CA 90035

Tel: 714-822-8871

Email: william.chung@ecgiholdings.com

with a copy to:

Mark E. Pena, Esquire Attorney At Law

4230 So. MacDill Ave Suite I

Tampa, FL 33611

Tel: 813.251.1289

Fax: 813.831.1143

Email: lpena001@tampabay.rr.com

EROP Enterprises, LLC

912 Holcomb Bridge Road Suite 101

Roswell, GA 30076

Tel: 404.966.6639

Email: manager@eroppfund.com

and

Alex Stavrou, Esq Attorney At Law Street:

Street:

City/State:

Tel:

Fax:

Email: alex@alexstavrou.com

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IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.

EROP Enterprises, LLC

By:	/s/ Vince Sbarra
Name:	Vince Sbarra
Title:	President

ECGI Holdings, Inc.

By:	/s/ William Chung
Name:	William Chung
Title:	CEO

SCHEDULE A

Mount Fire 29 Copr	Contract	$3,500,000.00
Daybreak Communications LLC	Invoices	$150,000.00
World Equity Group, Inc.	Contract	$219,000.00

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EXHIBIT A

IN THE CIRCUIT COURT OF THE ______JUDICIAL CIRCUIT

IN AND FOR______ COUNTY, FLORIDA

EROP ENTERPRISES, LLC,	CASE NO.:

a Florida limited liability company,

Plaintiff,

vs.

_____________________________

Defendant.

_____________________________

AGREED ORDER APPROVING SETTLEMENT AGREEMENT

AND STIPULATION FOR DISMISSAL

THIS CAUSE came before the Court on __________,2015 on the parties’ Joint Motion for Order Approving Settlement and Dismissing Case, and having reviewed the same and the parties’ Settlement Agreement and Stipulation for Dismissal attached thereto, having heard the representations and arguments of counsel, and otherwise being fully advised in the premises, it is

ORDERED, ADJUDGED and DECLARED that

a.	A hearing upon the fairness of the terms and conditions of the Settlement Agreement and Stipulation (hereafter “the Settlement”) attached to the parties’ Joint Motion for Order Approving Settlement and Dismissing Case was conducted on the date of this Order, in accordance with Section 3(a}(10} of the U.S. Securities Act of 1933 (15 U.S.C. §77c(a}{10)) and Rule 69W-500.014, F.A.C..

b.	Plaintiff owns bona fide claims (“Claims”} against Defendant in the aggregate amount of$ __________. Defendant has not paid the amounts due on the Claims. Plaintiff filed the above-captioned collection action, which the parties now seek to settle by the Settlement.

c.	All persons to whom it is proposed to issue securities in exchange for securities pursuant to the Settlement had the right to appear, no impediment to their right to appear was found, and they were duly served with notice of the hearing for the entry of an Order determining the fairness of the terms and conditions of the Settlement.

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d.	Defendant filed an Answer to the Complaint admitting all of the allegations, asserting as an affirmative defense that that the parties had entered into the Settlement, and both parties’ attorneys of record executed the subject Joint Motion wherein they agreed to submit a proposed Agreed Order to the Court approving the Settlement pursuant to Section 3{a)(10) of the U.S. Securities Act of 1933 (15 U.S.C. §77c(a)(10)) and Rule 69W-500.014, F.A.C.

e.	Having considered the fairness of the terms and conditions of the issuance of securities and exchange for debt set forth in the Settlement, said terms and conditions are hereby approved.

f.	Having considered the fairness of the terms and conditions of the issuance of securities and exchange for debt set forth in the Settlement, the Court finds that the issuance and exchange of securities for debt set forth in the Settlement was made in good faith and not for the purpose of avoiding the securities registration requirements of Chapter 517, Florida Statutes.

g.	Plaintiff has agreed to the Settlement and believes that it is sufficiently fair such that Plaintiff is willing to enter into the Settlement. Defendant’s board of directors has considered the Settlement and has resolved that its terms and conditions are fair to, and in the best interests of, Defendant and its stockholders. The terms and conditions of the Settlement were, are, and will be fair to and in the best interests of all of the parties.

h.	As contemplated by Section 3(a)(10) of the Securities Act and Rule 69W-500.014, F.A.C., Plaintiffs have “claims” against Defendant.

i.	The securities. of Defendant which are to be issued to Plaintiff in exchange for Claims Plaintiff has against Defendant shall be issued in accordance with the Settlement which is in accordance with Section 3(a)(10) of the Securities Act and Rule 69W- 500.014, F.A.C. and shall be freely tradeable and unrestricted.

j.	Pursuant to the Settlement, this action is dismissed without prejudice, and the Court shall retain jurisdiction to enforce the terms of the Settlement.

DONE AND ORDERED__________________	Florida on____________________	2015.

Circuit Judge

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